Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Plains Partners Announces Appointment of New Board Member, Brett C. Riley

OMAHA, Neb., April 19, 2016 (GLOBE NEWSWIRE)  Green Plains Partners LP (NASDAQ:GPP) today announced that Green Plains Inc. appointed Brett C. Riley as an independent member of the board of our general partner, Green Plains Holdings LLC. Riley will also serve as chairman of the board’s conflicts committee and member of the board’s audit committee. He is the partnership’s second independent member of the board.

“Brett brings a wealth of business development experience to our board,” commented Todd Becker, president and chief executive officer of Green Plains Partners. “His depth and breadth of industry knowledge will prove to be valuable as we grow the partnership.”

Riley led the strategy and mergers and acquisitions activities for Magellan Midstream Partners, L.P., a publicly traded master limited partnership, from June 2003 until April 2016. From 2007 to April 2016, Riley served as senior vice president, business development for Magellan GP, LLC, the general partner of Magellan Midstream Partners. Prior to joining Magellan GP, Riley served as director, mergers and acquisitions and director, financial planning and analysis for a subsidiary of The Williams Companies, Inc. Before that, he held various finance and business development positions with MAPCO Inc. and The Williams Companies, Inc. Riley received his Bachelor of Business Administration in management from Pittsburg State University and his Master of Business Administration from the University of Tulsa.

About Green Plains Partners LP

Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses.

Contact

Jim Stark

Vice President,  Investor &  Media Relations

402.884.8700

jim.stark@gpreinc.com

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